Exhibit 10.4
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                                                600 Lexington Avenue, 6th Floor
                                                New York, New York
                                                Phone: (212) 759-4433
                                                Fax:   (972) 281-5831

                                                www.alvarezandmarsal.com


[ALVAREZ & MARSAL GRAPHIC OMITTED]
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August 15, 2005



Ms. Chris Davis
Chairman of the Board of Directors
McLeodUSA, Inc.
6400 C Street SW
Cedar Rapids, Iowa  52406


Dear Ms. Davis:

This letter confirms, amends and restates the letter agreement dated March 29, 2005 between Alvarez & Marsal, LLC ("A&M") and McLeodUSA, Inc. (the "Company") (as amended and restated "this Agreement"). Upon execution of this letter by each of the parties below, this letter will constitute an agreement between the Company and A&M. A&M shall continue to hold the retainer previously delivered on the terms and conditions set forth herein.


         1.       Officers

                  In connection with this agreement A&M shall make available to the Company:

                  (a) Stan Springel to serve as the Chief Restructuring Officer of the Company (the "CRO") and

                  (b) Jay Bradford, Girish Satya, Kevin Hausler, Joseph Bondi, Biff McGuire and Arnold Adams (collectively, with the CRO, the `Officers" and each of the Officers individually, an "Officer") as well, upon the mutual agreement of A&M and the Company's Board of Directors, such additional personnel as are necessary to assist in the performance of the duties set forth in the clause 2 below (the "Additional Officers"). Each of the Officers and any Additional Officers shall be designated by the Company as executive officers. In addition to the Officers, A&M may make available to the Company additional personnel who will serve as consultants to the Company on a specific project basis ("Consultants").

         2.       Duties:

                  It is anticipated that the Officers' activities shall include the following:

                  (a) Assist the Company in its overall reorganization efforts.

                  (b) Assist the Company in the development of a business plan that may be utilized in part of a reorganization plan.

                  (c) Assist the Company on financing issues including cash management support, assistance in preparation of analytical reports and liaison with the Company's creditors; and

                  (e) Assist the Company in cost reduction activities and the sale of non-core assets; and

                  (f) Assist the Company in developing employee retention programs; and

                  (g) Other activities as are approved by you or the Board of Directors and agreed to by A&M.

                           You understand that the services to be rendered by the Officers and Consultants may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections. In addition, the Officers and Consultants will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements. Neither A&M nor any of the Officers or Consultants make any representation or guarantee that an appropriate restructuring proposal can be formulated for the Company, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan will be accepted by the Company's creditors, shareholders and other constituents. Further, neither A&M nor the Officers or Consultants assume any responsibility for the implementation or selection of any restructuring proposal which they assist the Company in formulating.

                           In rendering services to the Company, the Officers will report directly to the Board of Directors and will make recommendations to and consult with the Board of Directors.

         3. Stan Springel, a Managing Director of A&M, will be responsible for the overall engagement. He will be assisted by Jay Bradford, a Director of A&M on a fulltime basis and Kevin Hausler, a contractor to A&M on a part-time basis; as well as other A&M personnel as necessary, provided they are approved in advance by the Company. Joe Bondi will provide assistance from time to time as required by A&M and as requested by the Company.

         4.       Employment by A&M:

                  The CRO and the Officers (and any Consultants) shall continue to be employed by A&M (or in the case of Kevin Hausler, be a contractor to A&M) and while rendering services to the Company will continue to work with other personnel at A&M in connection with unrelated matters, which shall not interfere with services pursuant to this agreement. With respect to the Company, however the Officers and Consultants shall operate under the direction of the Board of Directors and A&M shall have no liability to the Company for any acts or omissions of such Officers.

         5.       Compensation

                  (a) A&M will be compensated at a rate of $125,000 per month for the services of the CRO.

                  (b) A&M will receive fees based on the following hourly rates for the services of the other Officers:

                                    Managing Directors          $475 - $675

                                    Directors                   $375 - $475

                                    Associates                  $275 - $375

                                    Analysts                    $175 - $250

                           Kevin Hausler will be billed as a Director at the rate of $400 an hour.

                           Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally, provided any rate adjustment will not be made prior to November 1, 2005. A&M agrees to provide a monthly budget in advance to the Company for the purposes of cash planning.

                  (c) In addition, A&M will be reimbursed for its reasonable out-of-pocket expenses of the Officers and Consultants incurred in connection with this assignment, such as travel, lodging, duplicating, computer research, messenger and telephone charges. In addition, A&M shall be reimbursed for the reasonable fees and expenses of its counsel incurred in connection with the preparation, negotiation and enforcement of this Agreement, such expenses not to exceed $10,000 without prior approval of the Company. All fees and expenses will be billed and payable on a monthly basis or more often if mutually agreed to in advance by the parties.

                  (d) An incentive fee will be considered if it is determined within 45 days of the date of this agreement that the basis for such a fee exists and payment of an incentive fee would be appropriate.

                  (e) A&M will bill the Company on a monthly basis in arrears including hours and rates by name or monthly rates by name. The Company shall pay such invoice within 10 business days.

         6.       Term

                  The engagement will commence as of the date hereof and may be terminated by either party without cause by giving two weeks written notice to the other party. In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall also be entitled to receive an incentive fee agreed upon pursuant to Section 5(d) provided the criteria for payment of such fee occur within 6 months of the termination. The Company may immediately terminate A&M's services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph 8. For purposes of this Agreement, "Cause" shall mean if A&M breaches any of its material obligations hereunder and does not cure such breach within two weeks of the Company having given written notice of such breach to A&M describing in reasonable detail the nature of the alleged breach. A&M shall be entitled to immediately terminate its services hereunder for Good Reason. For purposes of this Agreement, termination for "Good Reason" shall mean either its resignation caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within two weeks of A&M having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach or a filing of a petition under Chapter 11 of the United States Bankruptcy Code in respect of the Company unless within 45 days thereafter (or, if sooner, prior to the date on which a plan of reorganization is confirmed or the case is converted to one under Chapter 7), the Company has obtained judicial authorization to continue the engagement on the terms herein pursuant to an order which has become a final, nonappealable order

         7.       Relationship of the Parties

                  The parties intend that an independent contractor relationship will be created by this engagement letter. Neither A&M nor any of its personnel or subcontractors (including the Officers) is to be considered an employee or agent of the Company and the personnel and subcontractors of A&M are not entitled to any of the benefits that the Company provides for the Company employees. The Company acknowledges that A&M's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

         8.       No Third Party Beneficiary

                  The Company acknowledges that all advice (written or oral) given by the Officers or Consultants to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board of Directors, management, investment banking advisors and its outside counsel) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M's prior approval (which shall not be unreasonably withheld), except as required by law.

         9.       Conflicts

                  A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware, but we note A&M has been retained by VarTec Telecom Inc. and A&M employees hold officer positions with such company. A&M has established confidentiality measures with respect to information about both companies to which it may have access. Because A&M is a consulting firm that serves clients on a national basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.

         10.      Confidentiality / Non-Solicitation

                  A&M and the Officers (and any Consultants) shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except: (i) as requested by the Company or its legal counsel; or (ii) as required by legal proceedings. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. The Company and A&M agree not to solicit, recruit or hire any employees of the other effective from the date of this Agreement and continuing for a period of one year subsequent to the termination of this engagement. Should either extend offers of employment to the other's employee and should such an offer be accepted, A&M will be entitled to a fee based upon such individual's hourly rates multiplied by an assumed annual billing of 2,000 hours and the Company will be entitled to a fee of employee's salary for one year. This fee would be payable at the time of the individual's acceptance of employment.

         11.      Indemnification

                  The attached indemnification agreement is incorporated herein by reference and shall be executed upon the acceptance of this Agreement. Termination of this engagement shall not affect these indemnification provisions, which shall remain in full force and effect.

         12.      Miscellaneous

                  This engagement letter (together with the attached indemnity provisions): (a) shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except in writing executed by both parties hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. In the event the Company files under Chapter 11, the Company and A&M agree that the Bankruptcy Court shall have exclusive jurisdiction over any and all matters arising under or in connection with this engagement letter and the indemnity provisions and in connection with the services rendered by the Officers and Consultants of A&M hereunder.

                  If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.


                                             Very truly yours,

                                             Alvarez & Marsal, LLC



                                             By: /s/ Stan Springel
                                                 -----------------------------
                                                 Stan Springel
                                                 Title: Managing Director


                  Accepted and agreed:

                  McLeodUSA, Inc.



                  By: /s/ Chris A. Davis
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                      Chris Davis, Chairman of the Board of Directors